SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) DECEMBER 31, 1997
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                                 Endorex Corp.
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            (Exact name of registrant as specified in its charter)



                                    DELAWARE
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                 (State or other jurisdiction of incorporation)



                 0-16929                         41-1505029
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         (Commission File Number)     (IRS Employer Identification No.)


          900 NORTH SHORE DRIVE, LAKE BLUFF, IL             60044
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          (Address of principal executive offices)        (Zip Code)


       Registrant's telephone number, including area code: (847) 604-7555
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         (Former name or former address, if changed since last report)

TEXT OF PRESS RELEASE

Endorex Corp. and Elan Corporation to Form Exclusive Joint Venture for Development of Oral and Mucosal Vaccines


Chicago, Illinois, January 5, 1998 -- Endorex Corp. (OTC: ENDR) today announced that it has signed a binding letter of intent to establish a joint venture with Elan Corporation, plc (NYSE: ELN) for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines.

The joint venture will combine novel existing and future delivery systems of the two companies for the development of human vaccines, a $4 billion market which is projected to increase to $7 billion by 2001, as well as for the growing veterinary vaccine market.

Orasomal Technologies, a majority owned subsidiary of Endorex, will license oral vaccine rights to its proprietary Orasome polymerized liposome technology exclusively licensed from Massachusetts Institute of Technology
(MIT). Unlike conventional liposomes, polymerized liposomes have demonstrated in animal models an ability to survive the harsh environment of the gastro-intestinal system, achieve high uptake of the desired encapsulated vaccine antigens, and elicit strong levels of systemic and mucosal immune response. This technology was developed by Dr. Robert Langer, Professor of Chemical and Biomedical Engineering at MIT, and his colleagues. Dr. Langer is recognized as a leading world expert in the field of drug delivery and is Co-Chair of the Scientific Advisory Board. Endorex intends to continue to pursue development of the Orasome technology for oral delivery of therapeutic proteins and peptides independent of the joint venture with Elan.

"Joining forces with Elan, one of the largest drug delivery companies in the world, will significantly enhance and accelerate our potential to become a leading force in the oral and mucosal segment of the vaccine market," said Michael S. Rosen, President and Chief Executive Officer of Endorex and Orasomal. According to Rosen, "Due to their greater convenience and ability to generate systemic as well as mucosal immune protection, oral and mucosal vaccines will represent the preferred vaccines of the future. We are pleased that Elan has selected Endorex as their exclusive R&D partner for this important area."

Said Michael Sember, Executive Vice President of Business Development at Elan:
"We believe the coupling of our broad delivery technologies and experience with the vaccine expertise of Endorex and Dr. Langer will prove a powerful combination in the growing vaccine market."

Terms of the Transaction
The joint venture will initially be 80.1 percent owned by Endorex and 19.9 percent owned by Elan. The new entity, yet to be named, will license on an exclusive basis Elan's drug delivery inventions, intellectual property, and existing and future patents relating to oral and mucosal delivery technologies for therapeutic and prophylactic vaccines for humans and animals. The entity will pay an initial license fee to Elan, plus future milestones and royalties. Orasomal will also receive milestones and royalties. In connection with the license agreement and joint venture, Endorex and Elan have entered into a financing agreement that will result in Endorex issuing convertible preferred stock to Elan.

As part of the transaction, Elan will make a $2 million initial common stock investment in Endorex, as well as fund an additional $1.5 million of R&D activities during the first year of the joint venture, and will continue to fund JV activities afterward in proportion to its ownership interest. The common stock is being issued at $6.50 per share. In addition, Endorex will issue to Elan warrants with a six-year term to purchase approximately 230,000 shares at $10.00 per share. Elan's expert personnel in the areas of vaccine and drug delivery, manufacturing and scale-up will be utilized by the joint venture.

The joint venture is subject to the execution of definitive agreements and regulatory clearance and is expected to close in the first quarter of 1998. Endorex intends to provide additional information about the joint venture at the time of closing.

About Endorex and Elan
Endorex Corp. is a development stage biotechnology company involved in oral drug delivery, immune response regulation and cancer therapy. Its oral drug delivery subsidiary, Orasomal Technologies, is developing oral delivery of vaccines, allergens and therapeutics based on technology licensed from MIT. Wisconsin Genetics, Inc., another Endorex subsidiary, was recently formed to develop novel cancer therapy, based on monoterpenes recently licensed from the Wisconsin Alumni Research Foundation. Endorex is presently also developing two drugs for cancer and infectious disease: an immunomodulator and an immuno-adjuvant for vaccines.

Elan Corporation, plc is a leading worldwide drug delivery and biopharmaceutical company with its principal research and manufacturing facilities in Ireland, the United States and Israel. Elan's shares trade on the New York, London and Dublin Stock Exchanges.

The statements made in this press release contain certain forward-looking statements, including statements concerning the proposed formation of a new joint venture subsidiary of Endorex, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the risk that Endorex will be unable to complete the formation of the joint venture and securities sales to Elan. Such statements are only predictions and actual events or results may differ materially. In addition to the matters described in this press release, risk factors as described from time to time in Endorex's SEC reports, including but not limited to, its most recent reports on Form 10-QSB and Form 10-KSB, may affect the results achieved by Endorex. The Company assumes no obligation to update the information in this release.